Exhibit 3.1

RESTATED

CERTIFICATE OF INCORPORATION

OF

ALLIANCE FINANCIAL CORPORATION

Pursuant to Section 807 of the New York Business Corporation Law

The undersigned, being the President of Alliance Financial Corporation, a corporation organized and existing under the laws of the State of New York, hereby certifies as follows:

1. The name of the corporation is Alliance Financial Corporation (the “Corporation”).

2. The Certificate of Incorporation of the Corporation was filed by the Department of State on May 30, 1986. The original name of the Corporation was Cortland First Financial Corporation.

3. The Certificate of Incorporation is hereby amended to delete the provisions in Article 4 which establish and designate the “Fixed Rate Cumulative Perpetual Preferred Stock, Series A” shares (the “Designated Preferred Stock”) together with all rights and preferences relating to the Designated Preferred Stock as set forth in Article 4. Following the effectiveness of this Restated Certificate of Incorporation, the authorized number of shares of Designated Preferred Stock will be decreased from 26,918 to 0. As of the date of filing of this Restated Certificate of Incorporation, no shares of Designated Preferred Stock are outstanding and to amend the address for service of process.

4. The Certificate of Incorporation is hereby restated to set forth its entire text, as amended, as follows:

ARTICLE 1. Name. The name of the corporation is Alliance Financial Corporation (the “Corporation”).

ARTICLE 2. Purposes. Subject to any limitation provided in the Business Corporation Law or any other statute of the State of New York, and except as otherwise specifically provided for in this Certificate, the purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law, provided, however, that the Corporation shall not engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

ARTICLE 3. Office. The Corporation shall maintain an office in Onondaga County, State of New York, and in such other locations within or without the State of New York as the Board of Directors may determine.

ARTICLE 4. Number of Shares.

(a) The aggregate number of shares which the Corporation shall have the authority to issue is Eleven Million (11,000,000) shares, of which Ten Million (10,000,000) shares shall be Common Stock with a par value of One Dollar ($1.00) per share, and One Million (1,000,000) shares shall be Preferred Stock with a par value of One Dollar ($1.00) per share.

(b) (1) The Preferred Stock may be issued from time to time in one or more series for any proper corporate purpose without further action by the shareholders. The designation, number, preferences and other rights and limitations or restrictions of the Preferred Stock of each series (other than such as are stated and expressed herein) shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted)

and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the initial issue of Preferred Stock of such series. Such resolution or resolutions shall (i) fix the designation of such series, (ii) fix the number of shares of stock which shall constitute the initial issue of such series, (iii) fix the dividend rights of holders of stock of such series, including the dividend rate or rates thereon, the time or times at which such dividends shall be paid or payable, whether such dividends shall be cumulative, and if so, on what terms, (iv) fix the terms on which stock of such series may be redeemed, including amounts payable upon redemption if the shares of such series are to be redeemable, (v) fix the rights of the holders of stock of such series upon dissolution, liquidation and distribution of assets or winding up of the affairs of the Corporation, (vi) fix the terms or amount of the sinking fund, if any, to be provided for the purchase or redemption of stock of such series, (vii) fix the terms upon which the stock of such series may be converted into or exchanged for stock of any other class or classes or of any one or more series of Preferred Stock, if the shares of such series are to be convertible or exchangeable, (viii) fix the voting rights, if any, of the stock of such series, and (ix) fix such other powers, preferences and relative, participating, optional or other special rights of such series, and the qualifications, limitations or restrictions of such preferences and/or rights desired to be so fixed.

(2) Except to the extent otherwise provided in the resolution or resolutions of the Board of Directors providing for the initial issue of shares of a particular series or expressly required by law, holders of shares of Preferred Stock of any series shall not be entitled to vote such shares with respect to any matter which is put to a vote of the shareholders. The number of shares of Preferred Stock which the Corporation shall have authority to issue may be increased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and the holders of the Preferred Stock, if entitled to vote on any such increase or decrease, shall not be entitled to vote separately as a class or series of a class thereon.

(3) All shares of any one series of Preferred Stock shall be identical with each other in all respects except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall accumulate, and all series of Preferred Stock shall rank equally and be identical in all respects except as specified in the respective resolutions of the Board of Directors providing for the initial issue thereof. Subject to the prior and superior rights of the Preferred Stock as set forth in any resolution or resolutions of the Board of Directors providing for the initial issue of a particular series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock from time to time out of any fund legally available therefor, and the Preferred Stock shall not be entitled to participate in any such dividend.

(c) Designation and Amount. The shares of this series shall be designated as “Series A Junior Participating Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting the Series A Preferred Stock shall be One Hundred Thousand (100,000). Such number of shares may be increased or decreased by resolution of the Board of Directors, provided that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Preferred Stock.

(d) Proportional Adjustment. In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Preferred Stock (i) declare any dividend on the Common Stock of the Corporation, par value $1.00 per share (“Common Stock”), payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Preferred Stock.

(e) Dividends and Distributions.

(1) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any other stock) ranking prior and superior to the Series A Preferred Stock with respect to dividends, the holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of March, June, September and December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock, in an amount (if any) per share (rounded to the nearest cent), equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock.

(2) The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(3) Dividends due pursuant to paragraph (a) of this Section shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

(f) Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

1.	Each share of Series A Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the shareholders of the Corporation.

2.

Except as otherwise provided in the Certificate of Incorporation, including any other Amendment thereto creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of shareholders of the Corporation.

3.

Except as set forth herein, or as otherwise required by law, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

(g) Certain Restrictions.

1.

Whenever quarterly dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

a.

Declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock,

b.

Declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution, or winding up) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; or

c.

Redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (as to dividends and upon dissolution, liquidation or winding up) to the Series A Preferred Stock.

d.

Redeem or purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

2.	The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

(h) Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein or in the Certificate of Incorporation, as amended, including any Certificate of Amendment creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

(i) Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends.

(j) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

(k) Redemption. The shares of Series A Preferred Stock shall not be redeemable.

(l) Amendment. The Certificate of Incorporation, as amended, shall not be amended in any manner, including in a merger or consolidation, which would alter, change, or repeal the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Preferred Stock, voting together as a single class.

(m) Rank. The Series A Preferred Stock shall rank, with respect to the payment of dividends and upon liquidation, dissolution and winding up, junior to all other series of Preferred Stock of the Corporation.

(n) Fractional Shares. Series A Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Preferred Stock.

ARTICLE 5. Designation of Secretary of State; Mailing Address. The Secretary of State is designated as the agent of the Corporation upon whom process in an action or proceeding against the Corporation may be served, and the address to which the Secretary of State shall mail a copy of process in any action or proceeding against the Corporation which may be served upon the Secretary is:

Alliance Financial Corporation 120 Madison Street MONY Tower II, 18th Floor Syracuse, New York 13202 Attn: President and CEO

ARTICLE 6. Preemptive Rights. No holder of shares of any class of the Corporation shall have any preemptive right to subscribe for, purchase or receive any shares of the Corporation, whether now or hereafter authorized, or any obligations or other securities convertible into or carrying options to purchase any such shares of the Corporation, or any options or rights to purchase any such shares or securities, issued or sold by the Corporation for cash or any other form of consideration, and any such shares, securities or rights may be issued or disposed of by the Board of Directors to such persons and on such terms as the Board in its discretion shall deem advisable.

ARTICLE 7. Directors: Election and Classification. The Board of Directors, consisting of not less than 9 members and not more than 25 members, shall be divided into three (3) classes. The number of directors of the first class shall equal one-third (1/3) of the total number of directors, with fractional remainders to count as one (1); the number of directors of the second class shall equal one-third (1/3) of said total number of directors (or the nearest whole number thereto); and the number of directors of the third class shall equal the total number of directors minus the aggregate number of directors of the first and second classes. At the election of the first Board of Directors, the class of each of the members then elected shall be designated. The term of office of each member then designated as a director of the first class shall expire at the annual meeting of the shareholders next ensuing, that of each member then designated as a director of the second class at the annual meeting of shareholders one (1) year thereafter, and that of each member then designated as a director of the third class at the annual meeting of shareholders two (2) years thereafter. At each annual meeting of shareholders held after the election and classification of the first Board of Directors, directors shall be elected for a full term of three (3) years to succeed those members whose terms then expire. Any or all of the directors of any class may be removed without cause only upon the affirmative vote of holders of not less than eighty percent (80%) of the shares entitled to vote generally in the election of directors.

ARTICLE 8. Opposition of Tender (or Other) Offer.

(a) The Board of Directors may, if it deems advisable, oppose a tender or other offer for the Corporation’s securities, whether the offer is in cash or in the securities of a corporation or otherwise. When considering whether to oppose an offer, the Board of Directors may, but is not legally obligated to, consider any relevant issue. By way of illustration, but not to be considered any limitation on the power of the Board of Directors to oppose a tender or other offer for this Corporation’s securities, the Board of Directors may, but shall not be legally obligated to, consider any or all of the following:

1.	whether the offer price is acceptable based on the historical, present, or projected operating results or financial condition of the Corporation:

2.	whether a more favorable price could be obtained for the Corporation’s securities in the future;

3.

the social and economic effects of the offer or transaction on the Corporation and any of its subsidiaries, and their respective employees, depositors, loan and other customers, creditors, shareholders and other elements of the communities in which the Corporation and any of its subsidiaries operate or are located;

4.

the reputation and business practice of the offeror and its management and affiliates as they would affect the shareholders, employees, depositors and customers of the Corporation and its subsidiaries and the future value of the Corporation’s stock;

5.

the value of the securities (if any) which the offeror is offering in exchange for the Corporation’s securities, based on an analysis of the worth of the corporation or other entity whose securities are being offered;

6.

the business and financial condition and earnings prospects of the offeror, including, but not limited to, debt service and other existing or likely financial obligations of the offeror, and the possible effect of such elements of the communities in which the Corporation and any of its subsidiaries operate or are located; and

7.	any antitrust or other legal and regulatory issues that are raised by the offer.

(b) If the Board of Directors determines that an offer should be rejected, it may take any lawful action to accomplish its purpose, including, but not limited to, any or all of the following: advising shareholders not to accept the offer; litigation against the offeror; filing complaints with all governmental and regulatory authorities; acquiring the offeror corporation’s securities; selling or otherwise issuing authorized but unissued securities or treasury stock of the Corporation or granting options with respect thereto; acquiring a company to create an antitrust or other regulatory problem for the offeror; and obtaining a more favorable offer from another individual or entity.

ARTICLE 9. Shareholder Approval of Certain Business Combinations

(a) Except as otherwise expressly provided in paragraph (b) of this Article, a Business Combination (as defined below) shall require the affirmative vote of not less than eighty percent ((80%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock of the Corporation.

(b) The provisions of paragraph (a) of this Article shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Certificate of Incorporation or the Bylaws of the Corporation, if all of the conditions specified in paragraphs (b)(1) and (b)(2) are met.

1.

The Business Combination shall have been approved by sixty-six and two-thirds percent (66-2/3%) or more of the Continuing Directors (as defined below) whether such approval is given prior to or subsequent to the acquisition of beneficial ownership of the Common Stock that caused the Interested Shareholder (as defined below) to become an Interested Shareholder.

2.

a. The aggregate amount of cash, and the Fair Market Value (as defined below) of consideration other than cash, as of the date of the consummation of the Business Combination, to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher amount of (i) the highest per share price paid by or on behalf of the Interested Shareholder for any share of Common Stock in connection with the acquisition by the Interested Shareholder of beneficial ownership of shares of Common Stock within the two-year period immediately prior to the first public announcement of the proposed Business Combination (the “Announcement Date”), or (ii) the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Shareholder became an Interested shareholder (the “Determination Date”).

b. The consideration to be received by holders of outstanding Common Stock shall be in cash or in the same form as previously was paid by or on behalf of the Interested Shareholder in connection with its direct or indirect acquisition of beneficial ownership of shares of such Common Stock. If the consideration so paid for shares of Common Stock varied as to form, the form of consideration for such Common Stock shall be either cash or the form used to acquire beneficial ownership of the largest number of shares of such Common Stock previously acquired by the Interested Shareholder.

c.

After such Interested Shareholder has become an Interested Shareholder and prior to the consummation of such Business Combination (i) there shall have been no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any stock split, stock dividend or subdivision of the Common Stock), except as approved by a majority of the Continuing Directors; (ii) there shall have been an increase in the annual rate of dividends paid on the Common Stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of Common Stock unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) such Interested Shareholder shall not have become the beneficial owner of any additional shares of Common Stock except as part of the transaction that results in such Interested Shareholder becoming an Interested Shareholder and except in a transaction that, after giving effect thereto, would not result in any increase in the Interested Shareholder’s percentage of beneficial ownership of any Common Stock.

d.

After such Interested Shareholder has become an Interested Shareholder, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

e.	Such Interested Shareholder shall not have made any major change in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

(c) For the purposes of this Article:

1.	The term “Affiliate” shall mean a person that directly or indirectly through one of more intermediaries, controls, is controlled by, or is under common control with, the person specified.

2.	The term “Associate” of a person shall mean:

a. any corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent or more of any class of equity securities;

b. any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

c. any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its parents or subsidiaries.

3.	A person shall be a “beneficial owner” of any Common Stock that:

a. such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

b. such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or

c. are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

4.	The term “Business Combination” shall mean:

a. any merger or consolidation of the Corporation or any Subsidiary with (i) any Interested Shareholder or (ii) any other corporation (whether or not itself an Interested Shareholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Shareholder;

b. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate or Associate of any Interested Shareholder involving any assets or securities of the Corporation or any Subsidiary having an aggregate Fair Market Value of $3,000,000 or more;

c. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder;

d. any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or otherwise involving an Interested Shareholder) that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is beneficially owned by an Interested Shareholder or any Affiliate or Associate of any Interested Shareholder; or

e. any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

5.	The term “Continuing Director” shall mean any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is not an Affiliate or Associate or representative of an Interested Shareholder and who was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director, while such successor is a member of the Board, who is not an Affiliate or Associate or representative of the Interested Shareholder and who is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

6.	The term “Fair Market Value” shall mean:

a. in the case of cash, the amount of such cash;

b. in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange Listed Stocks, or, if such stock is not listed on such Exchange, on the principal national securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotation System or any similar system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

c. in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

7.

The term “Interested Shareholder” shall mean any person, (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee or fiduciary of such plan when acting in such capacity) who:

a. is the beneficial owner of Common Stock representing three percent or more of the votes entitled to be cast by the holders of the outstanding shares of Common Stock;

b. is an Affiliate or Associate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Common Stock representing three percent or more of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock; or

c. is an assignee of or has otherwise succeeded to any shares of Common Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of transactions not involving a public offering within the meaning of the Securities Act of 1933.

8.

The term “person” shall mean any individual, firm, corporation or other entity and shall include any group comprised of any person and any other person with whom such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Common Stock.

9.

The term “Subsidiary” shall mean any corporation of which a majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph (c)(7), the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is beneficially owned by the Corporation.

10.

In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in the context of paragraphs (b)(2)(a) and (b)(2)(b) of this Article 9 shall include the shares of Common Stock and/or the shares of any other class or series of capital stock of the Corporation retained by the holders of such shares.

(d) The Board shall have the power and duty to determine for the purposes of this Article, on the basis of information known to them after reasonable inquiry:

1.	whether a person is an Interested Shareholder;

2.	the number of shares of Common Stock or other securities beneficially owned by any person;

3.	whether a person is an Affiliate or Associate of another person; and

4.

whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $3,000,000 or more.

Any such determination made in good faith shall be binding and conclusive on all parties.

(e) Nothing contained in this Article shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(f) The fact that any Business Combination complies with the provisions of paragraph (b) of this Article 9 shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

ARTICLE 10. Board Approval of Certain Transactions. In addition to any shareholders approvals required pursuant to Article 9 hereof, any of the following shall require the affirmative vote of not less than sixty-six and two-thirds percent (66-2/3%) of the entire Board of Directors of the Corporation, regardless of whether such transaction(s) would constitute a Business Combination as defined in Article 9:

(a) any merger, consolidation or share exchange of the Corporation or any Subsidiary (as defined in Article 9);

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets, or a majority of any class of equity securities, of the Corporation or any Subsidiary;

(c) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation;

(d) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries; or

(e) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (a) to (d).

ARTICLE 11. Director Liability. To the fullest extent that the Business Corporation Law of the State of New York, as the same exists or may hereafter be amended, permits elimination or a limitation of the liabilities of directors, no director of the Corporation shall be liable to the Corporation, or its shareholders, for any breach of duty in such capacity. Any repeal or modification of this Article by the shareholders of the Corporation shall be prospective only and shall not adversely affect any elimination or limitation of the personal liability of a director of the Corporation for acts or omissions occurring prior to the effect date of such repeal or modification.

ARTICLE 12. Amendments to Articles. Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent (80%) of the votes entitled to be cast by the holders of all then outstanding shares of Common Stock shall be required to amend or repeal, or adopt any provisions inconsistent with, Articles 6, 7, 8, 9, 10, 11 and 12; provided, however, that this Article shall not apply to, and such eighty percent (80%) vote shall not be required for, any amendment, repeal or adoption approved by sixty-six and two-thirds percent (66-2/3%) of the Board of Directors, if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of paragraph (c)(5) of Article 9.

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5. The foregoing Restated Certificate of Incorporation was authorized by vote of the Board of Directors of the Corporation pursuant to Section 502 of the Business Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed as of this 25th day of August, 2009.

Alliance Financial Corporation

By:	/s/Jack H. Webb
Jack H. Webb, President